                                                                   Exhibit 10.12



                       AGREEMENT AND PLAN OF AMALGAMATION

                                  BY AND AMONG

                            AVESTA TECHNOLOGIES, INC.
                            (A DELAWARE CORPORATION)

                                       AND

                        AVESTA TECHNOLOGIES CANADA, INC.
                       (AN ONTARIO CORPORATION AND WHOLLY
                 OWNED SUBSIDIARY OF AVESTA TECHNOLOGIES, INC.)

                                       AND

                                 CARAVELLE INC.
                            (AN ONTARIO CORPORATION)

                                       AND

                           THE CARAVELLE SHAREHOLDERS



                                AS OF MAY 8, 1998



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                                                  TABLE OF CONTENTS



ARTICLE 1.......................................................................................................   2
                 1.1  SURVIVING CORPORATION;  EFFECTIVE TIME.....................................................  2
                 1.2  ARTICLES OF INCORPORATION AND BYLAWS.......................................................  2
                 1.3  DIRECTORS AND OFFICERS.....................................................................  2
                 1.4  PURCHASE PRICE AND CONVERSION OF CARAVELLE STOCK...........................................  2
                 1.5  EXCHANGE OF CERTIFICATES...................................................................  3
                 1.6  TREATMENT OF CARAVELLE OPTIONS.............................................................  3
ARTICLE 2........................................................................................................  4
                 2.1  CORPORATE EXISTENCE AND GOOD STANDING......................................................  4
                 2.2  CORPORATE AUTHORITY........................................................................  5
                 2.3  CAPITALIZATION.............................................................................  5
                 2.4  SUBSIDIARIES...............................................................................  5
                 2.5  FINANCIAL STATEMENTS.......................................................................  5
                 2.6  ABSENCE OF CERTAIN CHANGES.................................................................  6
                 2.7  PROPERTIES.................................................................................  7
                 2.8  INVENTORIES................................................................................  7
                 2.9  ACCOUNTS RECEIVABLE........................................................................  8
                 2.10 LITIGATION.................................................................................  8
                 2.11 TAXES......................................................................................  8
                 2.12 NO BREACH OF AGREEMENTS....................................................................  8
                 2.13 EMPLOYEES AND SERVICE PROVIDERS............................................................  9
                 2.14 CERTAIN AGREEMENTS AFFECTED BY THE AMALGAMATION............................................ 10
                 2.15 DIRECTORS, OFFICERS AND EMPLOYEES.......................................................... 11
                 2.16 INSURANCE.................................................................................. 11
                 2.17 CONTRACTS AND LICENSES..................................................................... 11

                 2.18 INTELLECTUAL PROPERTY RIGHTS............................................................... 13
                 2.19 COMPLIANCE WITH LAW; CONSENTS.............................................................. 14
                 2.20 ENVIRONMENTAL MATTERS...................................................................... 14
                 2.21 AFFILIATE RELATIONSHIPS.................................................................... 15
                 2.22 NO TERMINATION OF BUSINESS RELATIONSHIP.................................................... 16
                 2.23 CUSTOMERS.................................................................................. 16
                 2.24 CORPORATE RECORDS.......................................................................... 16
                 2.25 POWERS OF ATTORNEY; BANK ACCOUNTS.......................................................... 16
                 2.26 VOTE REQUIRED.............................................................................. 16
                 2.27 BOARD APPROVAL............................................................................. 16
                 2.28 BROKERS OR FINDERS......................................................................... 17
                 2.29 RETAINED EMPLOYEES AND AGREEMENTS.......................................................... 17
                 2.30 CERTAIN AGREEMENTS......................................................................... 17
                 2.31 LIENS...................................................................................... 17
                 2.32 REPRESENTATIONS COMPLETE................................................................... 17
                 2.33 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES.......................................... 17
ARTICLE 3........................................................................................................ 17
                 3.1  AUTHORITY.................................................................................. 17
                 3.2  INVESTMENT REPRESENTATIONS................................................................. 18
                 3.3  ACCURACY OF REPRESENTATIONS AND WARRANTIES................................................. 18
                 3.4  SHARE OWNERSHIP............................................................................ 18
                 3.5  REPRESENTATIONS COMPLETE................................................................... 18
                 3.6  CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES.......................................... 18
ARTICLE 4........................................................................................................ 19
                 4.1  CORPORATE EXISTENCE AND GOOD STANDING...................................................... 19
                 4.2  CORPORATE AUTHORITY........................................................................ 19

                 4.3  CONSENTS................................................................................... 19
                 4.4  NO BREACH OF AGREEMENTS.................................................................... 19
                 4.5  BROKERS.................................................................................... 20
                 4.6  SHARES..................................................................................... 20
                 4.7  FINANCIAL STATEMENTS....................................................................... 20
                 4.8  CAPITALIZATION............................................................................. 20
                 4.9  REPRESENTATIONS COMPLETE................................................................... 21
                 4.10 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES.......................................... 21
ARTICLE 5........................................................................................................ 21
                 5.1  CONDUCT OF BUSINESS BY AVESTA TECHNOLOGIES CANADA AND CARAVELLE............................ 21
                 5.2  CONDUCT OF BUSINESS OF CARAVELLE........................................................... 22
                 5.3  EXCLUSIVE DEALING.......................................................................... 23
                 5.4  ACCESS TO INFORMATION...................................................................... 24
                 5.5  DISCLOSURE OF TRANSACTION.................................................................. 24
                 5.6  CERTAIN DEFAULTS; LITIGATION............................................................... 24
                 5.7  AUDITED FINANCIAL STATEMENTS............................................................... 25
                 5.8  BREACH OF REPRESENTATIONS AND WARRANTIES................................................... 25
                 5.9  NECESSARY CONSENTS......................................................................... 25
                 5.10 COMMERCIALLY REASONABLE EFFORTS............................................................ 25
                 5.11 ESCROW AGREEMENT........................................................................... 25
ARTICLE 6........................................................................................................ 26
                 6.1  REPRESENTATIONS AND WARRANTIES TRUE........................................................ 26
                 6.2  COVENANTS PERFORMED........................................................................ 26
                 6.3  CERTIFICATE................................................................................ 26
                 6.4  NO VIOLATIONS; NO ACTIONS.................................................................. 26
                 6.5  OPINION OF COUNSEL FOR CARAVELLE........................................................... 26
                 6.6  PROCEEDINGS AND DOCUMENTS.................................................................. 26

                 6.7  DELIVERY OF DOCUMENTS...................................................................... 26
                 6.8  NO MATERIAL ADVERSE EFFECT................................................................. 26
                 6.9  REQUIRED CONSENTS.......................................................................... 27
                 6.10 SCHEDULES.................................................................................. 27
                 6.11 ILLEGALITY OR LEGAL CONSTRAINT............................................................. 27
                 6.12 CARAVELLE AUDIT............................................................................ 27
                 6.13 ESCROW AGREEMENT........................................................................... 27
                 6.14 AGREEMENTS................................................................................. 27
                 6.15 CARAVELLE OPTION HOLDER WAIVERS............................................................ 27
                 6.16 RELEASES AND INDEMNIFICATIONS.............................................................. 27
                 6.17 SHAREHOLDER VOTE AND INDEMNITY............................................................. 27
                 6.18 RIGHTS OFFERING............................................................................ 27
                 6.19 SEVERANCE AGREEMENT WITH TIM BOREHAM....................................................... 27
                 6.20 TERMINATION OF EMPLOYMENT AGREEMENTS....................................................... 28
                 6.21 FUNDAMENTAL AGREEMENTS..................................................................... 28
                 6.22 DUE DILIGENCE.............................................................................. 28
ARTICLE 7........................................................................................................ 28
                 7.1  REPRESENTATIONS TRUE....................................................................... 28
                 7.2  COVENANTS PERFORMED........................................................................ 28
                 7.3  CERTIFICATE................................................................................ 28
                 7.4  NO VIOLATIONS; NO ACTIONS.................................................................. 28
                 7.5  OPINION OF COUNSEL FOR AVESTA AND AVESTA TECHNOLOGIES CANADA............................... 28
                 7.6  PROCEEDINGS AND DOCUMENTS.................................................................. 29
                 7.7  DELIVERY OF DOCUMENTS...................................................................... 29
                 7.8  REQUIRED CONSENTS.......................................................................... 29
                 7.9  ILLEGALITY OR LEGAL CONSTRAINT............................................................. 29

                 7.10 EMPLOYMENT BY AVESTA AND AVESTA TECHNOLOGIES CANADA........................................ 29
                 7.11 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT............................................. 29
                 7.12 NO MATERIAL ADVERSE EFFECT................................................................. 29
ARTICLE 8........................................................................................................ 29
                 8.1  TIME AND PLACE............................................................................. 29
                 8.2  DELIVERIES BY CARAVELLE.................................................................... 29
                 8.3  DELIVERIES OF AVESTA AND AVESTA TECHNOLOGIES CANADA........................................ 31
ARTICLE 9........................................................................................................ 32
                 9.1  TERMINATION................................................................................ 32
                 9.2  TERMINATION FEES........................................................................... 33
ARTICLE 10....................................................................................................... 33
                10.1  ESCROW FUND................................................................................ 33
                10.2  DAMAGES.................................................................................... 33
                10.3  ITCS....................................................................................... 34
                10.4  POST-CLOSING ADJUSTMENTS................................................................... 34
                10.5  THRESHOLD.................................................................................. 34
                10.6  ESCROW PERIOD.............................................................................. 35
                10.7  CLAIMS UPON ESCROW FUND.................................................................... 35
                10.8  OBJECTIONS TO CLAIMS....................................................................... 35
                10.9  RESOLUTION OF CONFLICTS; ARBITRATION....................................................... 36
                10.10 SHAREHOLDERS' AGENT........................................................................ 36
                10.11 ACTIONS OF THE SHAREHOLDERS' AGENT......................................................... 37
                10.12 THIRD-PARTY CLAIMS......................................................................... 37
ARTICLE 11....................................................................................................... 38
                11.1  CURRENCY; EXCHANGE RATE.................................................................... 38
                11.2  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..................................... 38
                11.3  ACKNOWLEDGEMENT OF ENFORCEABILITY.......................................................... 38
                11.4  FURTHER ASSURANCES......................................................................... 38

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
                11.5  BROKER OR FINDER........................................................................... 38
                11.6  EACH PARTY TO BEAR OWN COSTS............................................................... 38
                11.7  HEADINGS................................................................................... 38
                11.8  ENTIRE AGREEMENT; WAIVERS.................................................................. 38
                11.9  THIRD PARTIES.............................................................................. 39
                11.10 PARTIES IN INTEREST........................................................................ 39
                11.11 NOTICES.................................................................................... 39
                11.12 GOVERNING LAW.............................................................................. 40
                11.13 CONSENT TO JURISDICTION AND FORUM SELECTION................................................ 40
                11.14 COUNTERPARTS............................................................................... 40
                11.15 SEVERABILITY............................................................................... 40
                11.16 CONSTRUCTION OF AGREEMENT; KNOWLEDGE....................................................... 41
                11.17 PUBLICITY.................................................................................. 41
                11.18 MUTUAL DRAFTING............................................................................ 41
                11.19 SPECIFIC PERFORMANCE AND OTHER REMEDIES.................................................... 41
                11.20 CONFLICT................................................................................... 41


                       AGREEMENT AND PLAN OF AMALGAMATION


         THIS AGREEMENT AND PLAN OF AMALGAMATION (this "AGREEMENT") is made and entered into as of May 8th, 1998, by and among Avesta Technologies, Inc., a Delaware corporation ("AVESTA"), Avesta Technologies Canada, Inc., an Ontario corporation and a wholly-owned subsidiary of Avesta ("AVESTA TECHNOLOGIES Canada"), Caravelle Inc., an Ontario corporation ("CARAVELLE"), and the shareholders of Caravelle (collectively, the "CARAVELLE SHAREHOLDERS").


                                    RECITALS

                  WHEREAS, Avesta, Avesta Technologies Canada and Caravelle have each determined to engage in the transactions contemplated hereby, pursuant to which (i) Avesta Technologies Canada will statutorily amalgamate with Caravelle (the "AMALGAMATION"), (ii) each issued and outstanding share of capital stock of Caravelle (the "CARAVELLE STOCK") shall be converted into issued and outstanding exchangeable non-voting shares of Amalco (as defined below) and (iii) each issued and outstanding share of capital stock of Avesta Technologies Canada shall be converted into issued and outstanding voting shares of Amalco, to be issued to Avesta, all in the manner herein described; and

                  WHEREAS, the respective Boards of Directors of Avesta, Avesta Technologies Canada and Caravelle, and Avesta, as the sole stockholder of Avesta Technologies Canada, have each approved this Agreement, the Amalgamation, and the other transactions contemplated by this Agreement, and the shareholders of Caravelle (collectively, the "CARAVELLE SHAREHOLDERS") must still approve this Agreement, the Amalgamation, and the other transactions contemplated by this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                                THE AMALGAMATION

                  1.1 SURVIVING CORPORATION;  EFFECTIVE TIME.

                           (a) At the Closing (as hereinafter defined), subject
to the terms and conditions of this Agreement and the certificate of amalgamation (the "CERTIFICATE OF AMALGAMATION"), Avesta Technologies Canada shall be amalgamated with Caravelle in accordance with the Ontario Business Corporations Act (the "OBCA"), whereupon the separate existence of Avesta Technologies Canada and Caravelle shall cease. The new entity shall be referred to herein as "AMALCO," and Amalco shall be named Avesta Technologies Canada, Inc.

                           (b) Simultaneously with the Closing, Avesta
Technologies Canada and Caravelle shall file the Articles of Amalgamation pursuant to Section 174 of the OBCA. The said Amalgamation shall become effective at such time and on such date as such Articles of Amalgamation are duly filed (the date of such latter filing being hereinafter referred to as the "EFFECTIVE DATE" and the time of such latter filing being hereinafter referred to as the "EFFECTIVE TIME"). From and after the Effective Time, Amalco shall possess all the property, rights, privileges, powers and franchises and be subject to all of the debts, restrictions, liabilities and duties of both Avesta Technologies Canada and Caravelle, as provided under the OBCA.

                  1.2 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation, as amended, and Bylaws of Amalco shall be substantially in the form as set forth on EXHIBIT 1.2.

                  1.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Amalco shall be as set forth on
SCHEDULE 1.3.

                  1.4 PURCHASE PRICE AND CONVERSION OF CARAVELLE STOCK. The purchase price shall be $1,538,222 (the "PURCHASE PRICE"), which shall be payable in 354,429 exchangeable shares of Amalco which shall be subject to substantially the same terms and conditions as set forth on EXHIBIT 1.4 (the "AMALCO EXCHANGEABLE SHARES"), and each of which shall be exchanged for one share of Avesta Series B Preferred Stock immediately after the Effective Time (the "AVESTA SERIES B PREFERRED STOCK")(the "EXCHANGE"). Each of the Amalco Exchangeable Shares shall be valued at $4.34 per share.

                           (a) AUTOMATIC CONVERSION. As of the Effective Time,
by virtue of the Amalgamation, and pursuant to the Articles of Amalgamation, automatically and without any action on the part of any holder thereof, each share of Caravelle Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of fully paid and nonassessable shares of Amalco Exchangeable Shares determined by multiplying the share of Caravelle Stock by the Conversion Ratio. For the purposes hereof, the "CONVERSION RATIO" shall be the number obtained by dividing 354,429 by the number of shares of Caravelle Stock outstanding immediately prior to the Effective Time. All shares of Caravelle Stock outstanding immediately prior to the Effective Time, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto.

                           (b) ADJUSTMENTS TO CONVERSION RATIO. The Conversion
Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Amalco Exchangeable Shares or Caravelle Stock), reorganization, recapitalization or other like change with respect to Amalco Exchangeable Shares or Caravelle Stock occurring after the date hereof and prior to the Effective Time.

                           (c) FRACTIONAL SHARES. No fraction of a share of
Amalco Exchangeable Shares shall be issued, but in lieu thereof each holder of Caravelle Stock who would otherwise be entitled to a fraction of a share of Amalco Exchangeable Shares shall receive from Avesta the nearest number of whole Amalco Exchangeable Shares up to which such fraction would be rounded.

                  1.5 EXCHANGE OF CERTIFICATES.

                           (a) At the Closing, Avesta Technologies Canada shall
deliver to each Caravelle Shareholder who delivered his, her or its certificate representing his or her or its Caravelle Stock (a "CERTIFICATE") a certificate for the number of Amalco Exchangeable Shares to which such holder is entitled pursuant to Section 1.4. In the event of a transfer of ownership of Certificates which has not been registered in the transfer records of Caravelle, Amalco Exchangeable Shares may be delivered to a transferee if the Certificate is presented to Avesta Technologies Canada and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. When surrendered as contemplated by this Section 1.5(a), each holder of Caravelle Stock immediately prior to the Effective Date shall thereafter cease to possess any rights with respect to such Caravelle Stock, except the right to receive upon such surrender such number of shares of Amalco Exchangeable Shares as provided by Section 1.4 herein. Pursuant to Section 1.4 of the Amended and Restated Investor Rights Agreement (as defined below), Technocap Inc. may transfer, without consideration, its shares of Avesta Series B Preferred Stock to any of its partners or shareholders, or retired partners or shareholders, or to the estate of any of its partners or shareholders or retired partners or shareholders, so long as each such transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Amended and Restated Investor Rights Agreement.

                           (b) All Amalco Exchangeable Shares delivered in
exchange for the Caravelle Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Caravelle Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Caravelle of the Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.5.

                 1.6 TREATMENT OF CARAVELLE OPTIONS.

                           (a) TERMINATION AND REPLACEMENT. At the Effective
Time, each outstanding option to purchase shares of Caravelle Stock granted under the Caravelle Plan (the "CARAVELLE OPTION PLAN"), and not exercised and comprising a portion of the issued and outstanding Caravelle Stock immediately prior to the Effective Time, whether vested or unvested, shall immediately terminate and, in lieu of those options, Avesta shall grant to each of the holders of those terminated options new options to purchase shares of Avesta Common Stock (the "AVESTA OPTIONS") under the Avesta 1996 Stock Option Plan (the "AVESTA OPTION PLAN"), each with an exercise price equal to $0.22 per share of Avesta Common Stock and a term of ten (10) years measured from the Effective Date. SCHEDULE 1.6 hereto sets forth the total number, as of the date hereof, of the outstanding options under the Caravelle Option Plan, and, with respect to the Avesta Options to be granted pursuant to this Agreement, (i) the number of shares of Avesta Common Stock to be subject to each of the Avesta Options, (ii) the total number of such shares that shall be vested in connection with the Amalgamation (the "COLUMN A SHARES") and (iii) the total number of such shares that shall vest following the Amalgamation, subject to the optionee's continued employment with Avesta (the "COLUMN B SHARES"). The Column A Shares shall be fully-vested at the end of the three (3)-month period following the Effective Date. The Column B Shares shall vest in a series of thirty-six (36) successive equal monthly installments as the optionee completes each month of employment with Avesta over the thirty-six (36)-month period following the Amalgamation.

                           Each such Avesta Option granted pursuant to Section
1.6(a) of this Agreement shall be subject to the provisions of the Avesta Option Plan and to such other terms and conditions, not inconsistent with the Avesta Option Plan set forth as EXHIBIT 1.6(A), provided for each such option in a Stock Option Agreement to be issued to each Caravelle Option Holder as soon as practicable following the Effective Date but in no event later than 20 days following such date.

                           (b) WAIVER. Prior to the Effective Time, Caravelle
shall obtain from each holder of outstanding options under the Caravelle Option Plan (each, a "CARAVELLE OPTION HOLDER") a written waiver relating to the cancellation of his or her Caravelle Options, in substantially the form of attached EXHIBIT 1.6(B) (the "WAIVER").

                           (c) ASSUMPTION OF BOSSIO OPTION. At the Effective
Time, the option granted to Mr. Carlo Bossio to purchase 9,720 shares of Caravelle Stock with an adjusted exercise price of $10.98 per share (the "BOSSIO OPTION") shall be assumed by Avesta. The assumed Bossio Option shall continue to have the same terms and conditions set forth for the Option in that certain letter from Caravelle to Mr. Bossio evidencing the Bossio Option, as such terms were subsequently adjusted; PROVIDED, HOWEVER that (i) such option shall be exercisable for that number of shares of Avesta Common Stock equal to the product of the number Caravelle shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded down to the next whole share, and (ii) the per share exercise price for the shares of Avesta Common Stock issuable upon exercise of such assumed Bossio Option shall be equal to the quotient determined by dividing the exercise price per share of Caravelle Stock at which such Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the next whole cent. As soon as practicable following the Effective Date, Avesta shall provide Mr. Bossio with a Stock Option Assumption Agreement evidencing the adjustment of the Bossio Option in connection with the option assumption.

ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF CARAVELLE

                  Except as disclosed in a schedule referring specifically to the applicable representations and warranties in this Agreement, which is delivered by Caravelle to Avesta and Avesta Technologies Canada prior to the execution of this Agreement and which is annexed hereto as SCHEDULE 2, and an update of such schedule which is delivered in connection with the Closing (the "CARAVELLE DISCLOSURE SCHEDULE"), Caravelle agrees with, and represents and warrants to, Avesta and Avesta Technologies Canada as set forth below:

                  2.1 CORPORATE EXISTENCE AND GOOD STANDING. Caravelle is a corporation duly organized, validly existing and in good standing under the laws of Ontario, has requisite corporate power and corporate authority to carry on its business as now being conducted, is entitled to own, lease or operate the property and assets now owned, leased or operated by it, and has no operations and conducts no business outside of the jurisdictions in which it is authorized to do business. Caravelle is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have a material adverse effect on the business, prospects, properties, results of operations, or condition (financial or otherwise) (each a "MATERIAL ADVERSE EFFECT") of Caravelle, or (ii) would result in a material breach of any of the other representations, warranties, covenants or agreements set forth in this Agreement.

                  2.2 CORPORATE AUTHORITY. Caravelle has all requisite corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby (collectively, the "DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations under the terms of this Agreement. The Documents have been duly executed and delivered by Caravelle, have been authorized by all necessary corporate action of Caravelle and constitute legal, valid and binding obligations of Caravelle, enforceable against Caravelle in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

                  2.3 CAPITALIZATION. The authorized capital stock of Caravelle consists of an unlimited number of voting common shares, an unlimited number of non-voting common shares, an unlimited number of Class A Preferred Shares and an unlimited number of Class B Preferred Shares of Caravelle Stock, of which 10,233,234 voting common shares are presently issued and outstanding. All of the outstanding shares of Caravelle Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free from any charge, lien, encumbrance or adverse claim of any kind whatsoever. There have been no additional shares of Caravelle Stock which have been issued and are presently outstanding and other than as set forth on Section 2.3 of the Caravelle Disclosure Schedule, which sets forth (i) a complete and accurate list of all persons and entities holding any Caravelle Stock or outstanding options to purchase Caravelle Stock; (ii) the aggregate number of shares of Caravelle Stock held by each such person; (iii) the aggregate number of options which are outstanding and unexercised held by each such person or entity (the "OPTIONS"); and (iv) the number of Options exercisable immediately prior to the Effective Time to purchase shares of Caravelle Stock that would be, at the time of such purchase, vested, non-forfeitable and not subject to any repurchase right by Caravelle (the "VESTED Options") and there are no subscriptions, options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of Caravelle's capital stock or any securities convertible into or exchangeable for any shares of Caravelle's capital stock. All of the outstanding shares of Caravelle Stock and the Options have been issued pursuant to valid exemptions from the prospectus and registration requirements under all securities laws and in accordance with all other applicable laws.

                  2.4 SUBSIDIARIES. Caravelle has no subsidiaries and does not otherwise own or control, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

                  2.5 FINANCIAL STATEMENTS. Caravelle has delivered to Avesta the audited balance sheet and related statements of income and cash flows of Caravelle at and for its fiscal periods ended December 31, 1996, December 31, 1995, and December 31, 1994 and draft financial statements for the year ended December 31, 1997 (the "FINANCIAL STATEMENTS"), and the unaudited balance sheet and related statements of income and cash flows of Caravelle at and for the three month period ended March 31, 1998 (the "INTERIM FINANCIAL STATEMENTS"). The internal books and records of Caravelle from which the Financial Statements and Interim Financial Statements were derived do not contain any information which is false or misleading. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with such books and records; (ii) were prepared in accordance with Caravelle's accounting policies and principles, and are in accordance with Canadian generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods indicated and consistent with each other; and (iii) fairly present Caravelle's financial position and results of operations at the dates and for the periods reflected therein.

                  2.6 ABSENCE OF CERTAIN CHANGES. Other than as set out in
Section 2.6 of the Caravelle Disclosure Schedule, since January 31, 1998, Caravelle has conducted its business in the ordinary course and there has not occurred:

                           (a) Any change, event or condition (whether covered
by insurance or not) that would result in a Material Adverse Effect on Caravelle;

                           (b) Any damage, destruction or loss (whether covered
by insurance or not) materially and adversely affecting any of the properties or businesses of Caravelle;

                           (c) Any extraordinary increase in or extraordinary
modification of any compensation or benefits paid by Caravelle to any of its officers, directors, employees, agents or shareholders;

                           (d) Any increase in or modification of any bonus,
pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of Caravelle's directors or employees;

                           (e) Any declaration, setting aside or payment of
dividends or distributions in respect of the capital stock of Caravelle, or any split-up or other recapitalization in respect of the capital stock of Caravelle or any direct or indirect redemption, repurchase or other acquisition of any such capital stock of Caravelle or any agreement to do any of the foregoing;

                           (f) Other than the rights offering set forth in
Section 6.19, any issuance, transfer, sale or pledge by Caravelle of any shares of its capital stock or other securities or of any commitment, option, right or privilege under which Caravelle is or may become obligated to issue any shares of its capital stock or other securities;

                           (g) Any alteration in any term of any outstanding
securities of Caravelle;

                           (h) Any indebtedness incurred by Caravelle;

                           (i) Any loan made or agreed to be made by Caravelle,
nor has Caravelle become liable or agreed to become liable as a guarantor with respect to any loan;

                           (j) Any change in the accounting methods, practices
or policies followed by Caravelle from those in effect during the past three (3) fiscal years;

                           (k) Any sale, assignment, or transfer of any patents,
trademarks, copyrights, trade secrets, other intangible assets or other Intellectual Property (as hereinafter defined) by Caravelle;

                           (l) Any purchase or other acquisition of, or any
sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on, any material property or asset, tangible or intangible, of Caravelle or any agreement to do any of the foregoing;

                           (m) Other than the severance payment owed to Eric
Melka and the Boreham Agreement (as defined below), any contract entered into, either in writing or orally, between Caravelle and any other party which has a term of greater than twelve (12) months or which requires Caravelle to pay more than Five Thousand Dollars ($5,000.00) during the term of such contract;

                           (n) Any write-down of the value of any asset or
investment on Caravelle's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, which past practice has been previously disclosed to Avesta and Avesta Technologies Canada;

                           (o) Any cancellation of any debts or waiver of any
claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible);

                           (p) Any actual or threatened amendment, termination
or loss of (i) any contract, lease, license or other agreement to which Caravelle was or is a party; or (ii) any certificate or other authorization required for the continued operation by Caravelle of any portion of its business;

                           (q) Other than the termination of employment of Eric
Melka, any resignation or termination of employment of any key officer or employee of Caravelle;

                           (r) Any change in or amendment to the Articles of
Incorporation or Bylaws of Caravelle; or

                           (s) Any agreement or commitment, whether written or
oral, by Caravelle to do any of the things described in this Section 2.6.

                  2.7 PROPERTIES. Caravelle neither owns nor holds title to any real property. With respect to the property and assets it leases, Caravelle is in compliance in all material respects with such leases and holds a valid leasehold interest free of any charges, liens, encumbrances or adverse claims of any kind whatsoever. The Caravelle Disclosure Schedule sets forth (i) a list of all leases or rental contracts under which Caravelle is presently a lessee, lessor, sublessee or sublessor or has been a lessee, lessor, sublessee or sublessor in the past twenty-four (24) months and (ii) a list of all equipment used by Caravelle in the operation of its business which is owned or leased by Caravelle and which had an original cost of Five Thousand Dollars ($5,000.00) or more. Caravelle has beneficial ownership of and good and marketable title to all properties and assets used in its operations or necessary for the conduct of its business, and such properties and assets are subject to no charges, liens, encumbrances or adverse claims of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures currently used by Caravelle in the operation of its business is, and at the time of the Effective Date will be, in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. All improvements on leased property used by Caravelle in the operation of its businesses and the present use thereof are in accordance with all applicable laws. The value of any fixed asset used by Caravelle in the operation of its respective business has not been written up or down, other than pursuant to depreciation or amortization expenses in accordance with past practice.

                  2.8 INVENTORIES. All of the inventory recorded on the Interim Financial Statements consists of, and all inventory on the Effective Date will consist of, items of a quality usable or saleable within six months in the ordinary course of business, consistent with past practices, and are and will be in quantities sufficient for the normal operation of the business of Caravelle in accordance with past practices.

                  2.9 ACCOUNTS RECEIVABLE. The Caravelle Disclosure Schedule sets forth (i) a complete and accurate list of the accounts and notes receivables of Caravelle as of the date of this Agreement, and (ii) a complete and accurate aging of such accounts and notes receivables. Such accounts and notes receivables arose in bona-fide arm's length transactions in the normal course of business and such accounts and notes receivables are, and will be at the Closing, valid and binding obligations of the account debtors without counterclaims, set-offs or other defenses thereto, and such accounts and notes receivables are (except to the extent of the reserves thereon as set forth in the Interim Financial Statements) collectible in the ordinary course of business. The values at which accounts and notes receivables are carried on the books and records of Caravelle reflect the receivables valuation policy of Caravelle which is consistent with its past practice and in accordance with Canadian GAAP.

                  2.10 LITIGATION. Other than as set forth on Section 2.10 of the Caravelle Disclosure Schedule, there is no litigation, arbitration or proceeding pending by or against Caravelle, its properties or assets, the capital stock of Caravelle or its officers, directors or shareholders before any agency, court, tribunal, foreign or domestic, or any governmental agency, and, to the best knowledge of Caravelle, there is no threat of any such litigation, arbitration or proceeding, and no facts exist which might form the basis for any such litigation, arbitration or proceeding. To the best knowledge of Caravelle, Caravelle is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any governmental authority or any other person. There is no judgment, writ, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Caravelle, its properties or assets or the capital stock of Caravelle or which in any manner would prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

                  2.11 TAXES. Other than as set forth on Section 2.11 of the Caravelle Disclosure Schedule, Caravelle has (i) duly and timely filed or caused to be filed all relevant tax returns, statements, reports and forms required to be filed prior to the date of this Agreement and will duly and timely file or cause to be filed all applicable tax returns, statements, reports and forms required to be filed prior to the Closing which relate to Caravelle or with respect to which Caravelle is liable or otherwise in any way subject, including, without limitation, any income, property, sales, use, franchise, added value, withholding, and social security taxes, and all such tax returns (A) are complete, accurate and in accordance with all legal requirements applicable thereto and (B) as of the time of filing, correctly reflected the facts regarding the income, business assets, operations, activities, status or other matters of Caravelle required to be shown thereon, (ii) paid, when due, all taxes shown to be due and payable on such returns, or pursuant to any assessment or otherwise, and (iii) properly accrued, charged or established adequate reserves for all taxes arising in respect of any fiscal year of Caravelle. No tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of Caravelle have been assessed as of the date hereof, and, to the best knowledge of Caravelle, there is no basis for any such liabilities, disallowances or assessments. Caravelle is not delinquent in the payment of any taxes which would result in the imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on Caravelle, its properties or assets or the capital stock of Caravelle.

                  2.12 NO BREACH OF AGREEMENTS. Caravelle is not (a) in violation of any term or provision of its Articles of Incorporation, as amended, or Bylaws, or (b) in breach, violation or default of any term or provision of any contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, hypothec or security agreement, deed of trust, or other agreement, instrument or arrangement to which Caravelle is a party or by which Caravelle or its assets are bound, where such violation would have a Material Adverse Effect, or (c) in violation or breach of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Caravelle, its assets or the Caravelle stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a violation of the Articles of Incorporation, as amended, or Bylaws of the Corporation; (ii) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of (A) any material contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Caravelle is a party or by which Caravelle or its assets are bound, where such violation would have a Material Adverse Effect, or (B) any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Caravelle, its assets or its capital stock; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of Caravelle or the Caravelle Stock; or (iv) the creation or imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on any of the assets of Caravelle or the Caravelle Stock.

                  2.13 EMPLOYEES AND SERVICE PROVIDERS.

                  (a) Caravelle is not a party to or bound by any contract or commitment to pay any royalty, license fee or management fee;

                  (b) Caravelle does not have any employment contract with any person whomsoever except such contracts as are listed in Section 2.13 of the Caravelle Disclosure Schedule, attached hereto and such Schedule truly and correctly sets out whether such contracts are in writing and the annual salary and the length of employment of each of the employees of Caravelle;

                  (c) Caravelle is not bound by or a party to:

                           (i)   any collective bargaining agreement, or

                           (ii) any benefit plan including, without limiting the generality of the foregoing, any pension plan maintained by or on behalf of Caravelle for any of its employees, except such agreements and plans as are listed in Section
                                 2.13 of the Caravelle Disclosure Schedule attached hereto;

                  (d) All benefit plans listed in Section 2.13 of the Caravelle Disclosure Schedule attached hereto have been duly registered where required by, and are in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the INCOME TAX ACT (Canada) and the PENSION BENEFITS ACT (Ontario) and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder;

                  (e) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                           (i) holds bargaining rights with respect to any of Caravelle's employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

                           (ii) has applied to be certified as the bargaining agent of any of Caravelle's employees, or

                           (iii) has applied to have Caravelle declared a
                                 related employer pursuant to Section 1(4) of the LABOUR RELATIONS ACT (Ontario);

                  (f) There are no actual, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labor related disputes or proceedings pertaining to Caravelle, and there have not been any such activities or disputes or proceedings within the last year, except as disclosed in Section 2.13 of the Caravelle Disclosure Schedule.

                  (g) All vacation pay for employees of Caravelle is properly reflected and accrued in the books and accounts thereof.

                  (h) Except in the ordinary course of business or as required by law of the Collective Agreement and consistent with Caravelle's past practices, since January 31, 1998, there have been no changes in the terms and conditions of employment of any employees of Caravelle, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of Caravelle, and Caravelle has not agreed or otherwise become committed to change any of the foregoing since that date.

                  (i) Section 2.13 of the Caravelle Disclosure Schedule contains a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by Caravelle or any affiliate or subsidiary thereof for the benefit of any of its employees or dependent or independent contractors of Caravelle or their respective dependents or beneficiaries (the "BENEFIT PLANS") including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements.

                  (j) Section 2.13 of the Caravelle Disclosure Schedule contains a list of all compensation policies and practices of Caravelle ("COMPENSATION POLICIES") applicable to employees and dependent and independent contractors thereof.

                  (k) Caravelle has delivered to Avesta true, complete and up-to-date copies of all Benefit Plans and Compensation Policies and all amendments thereto together with all summary descriptions of the Benefit Plans and Compensation Policies provided to past or present participants therein and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect thereof.

                  (l) No fact, condition or circumstance exists that would materially affect the information contained in the documents provided pursuant to Section 2.13 and, in particular, no promises or commitments have been made by Caravelle to amend any Benefit Plan or Compensation Policy.

                  2.14 CERTAIN AGREEMENTS AFFECTED BY THE AMALGAMATION. Other than with respect to stock options and payments due hereunder, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Caravelle, (ii) materially increase any benefits otherwise payable by Caravelle to any director or employee of Caravelle, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.15 DIRECTORS, OFFICERS AND EMPLOYEES. Caravelle has delivered to Avesta a true and complete list of the names and current salaries of all employees of Caravelle and of all agreements with such employees (collectively, the "EMPLOYMENT AGREEMENTS"). Except for the Employment Agreements, complete and accurate copies of which have been delivered to Avesta and Avesta Technologies Canada, Caravelle is not a party to any effective consulting or employment agreements with individual consultants or employees (including officers and directors). Caravelle is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, verification of immigration status, terms and conditions of employment and occupational safety and health and equal employment opportunity practices, and is not engaged in any unfair labor practice. Caravelle has received no notice from any governmental entity, and there has not been asserted before any governmental entity, any claim, action or proceeding to which Caravelle is a party or involving Caravelle and there is neither pending nor, to the best knowledge of Caravelle, threatened any investigation or hearing concerning Caravelle arising out of or based upon any such laws, regulations or practices.

                  2.16 INSURANCE. The Caravelle Disclosure Schedule sets forth a complete and accurate list and summary of all policies of insurance of any nature whatsoever maintained by Caravelle pertaining to the business of Caravelle, showing, among other things, the amount of coverage, the company issuing the policy and expiration date of each policy. Such policies are in full force and effect and, except as otherwise set forth in the Caravelle Disclosure Schedule, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. Copies of all current insurance policies of Caravelle have been made available to Avesta and Avesta Technologies Canada for inspection. Caravelle is not in default under any of such policies, and has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. Caravelle is not aware of any facts concerning Caravelle or its business, operations, assets and liabilities, contingent or otherwise, upon which an insurer might be justified in questioning, reducing, or denying coverage or increasing premiums on existing policies and all such insurance polices can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Effective Date. The Caravelle Disclosure Schedule sets forth by policy all accrued insurance obligations relating to the business of Caravelle as of the date of this Agreement.

                  2.17 CONTRACTS AND LICENSES. The Caravelle Disclosure Schedule sets forth a complete and accurate list of:

                  (a) Each contract, whether written or oral, between Caravelle and any party to whom Caravelle provides products or services, which involved payments to Caravelle of more than Ten Thousand Dollars ($10,000.00) during the year ended December 31, 1997 or can reasonably be expected to involve payments to Caravelle of more than Ten Thousand Dollars ($10,000.00) during the year ending December 31, 1998;

                  (b) Each contract (except for real property leases, equipment rental contracts, evidence of indebtedness and insurance contracts), whether written or oral, between Caravelle and any party to whom Caravelle is obligated or can reasonably be expected to pay more than Ten Thousand Dollars ($10,000.00) for any twelve (12) month period;

                  (c) Each agreement for the license of any copyright, trade secret or other proprietary right, or requiring indemnification by Caravelle with respect to infringements of proprietary rights not entered into in the ordinary course of business;

                  (d) Each material permit, license, franchise, certificate of need and each other material certificate or authorization issued to Caravelle by any governmental authority having jurisdiction in any area where Caravelle provides products or services (a "LICENSE" or "LICENSES");

                  (e) Each agreement, contract or commitment containing any covenant limiting the freedom of Caravelle to engage in any line of business or compete with any person;

                  (f) Each joint marketing or development agreement to which Caravelle is a party, either directly or indirectly;

                  (g) Each distribution agreement (identifying any that contain exclusivity provisions) to which Caravelle is a party and a schedule of all distributors and resellers of Caravelle's products as of the date hereof;

                  (h) Each agreement, contract or commitment to which Caravelle is a party relating to capital expenditures involving future obligations in excess of Ten Thousand Dollars ($10,000.00) and not cancelable without penalty;

                  (i) Each agreement of indemnification or guaranty not entered into in the ordinary course of business to which Caravelle is a party other than indemnification agreements between Caravelle and any of its officers or directors;

                  (j) Each agreement, contract or commitment to which Caravelle is a party relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; and

                  (k) Each mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument to which Caravelle is a party relating to the borrowing of money or extension of credit.

The contracts and agreements which are required to be identified in the Caravelle Disclosure Schedule are hereinafter referred to as the "CONTRACTS." True and complete copies of each written Contract and true and complete written summaries of each oral Contract have been delivered to Avesta and Avesta Technologies Canada by Caravelle. Except as set forth on the Caravelle Disclosure Schedule:

                        (i) Each of the Contracts is a legal, valid, binding and enforceable agreement of Caravelle and the other parties thereto and will continue to be legal, valid, binding and enforceable after the Effective Date;

                       (ii) As of the date hereof, Caravelle has no reason to believe that it will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof;

                      (iii) There has not occurred any material default (or event which upon the provision of notice or lapse of time or both would become such a default) under any of the Contracts on the part of Caravelle of which Caravelle has failed to inform Avesta and Avesta Technologies Canada or where such default, in the aggregate, would have a Material Adverse Effect;

                       (iv) The Contracts are all of the agreements, contracts and instruments that are material to Caravelle and necessary for the operation of its business;

                        (v) The Licenses are the only governmental permits, licenses, franchises, certificates of need and other certificates and authorizations that are required for and are material to the operation of Caravelle's business as such business is now, and since Caravelle's inception has been, conducted;

                       (vi) The Licenses are, and as of the Effective Date will be, in full force and effect and the continuing validity and effectiveness of such Licenses will not be affected by the exchange of the Amalco Exchangeable Shares to the Caravelle Shareholders as herein contemplated; and

                      (vii) Caravelle is and has been in compliance in all material respects with all conditions or requirements of the Licenses, and Caravelle has not been notified by any governmental or licensing authority that such parties intend to cancel, terminate or modify any of such Licenses, and, to the best knowledge of Caravelle, there are no valid grounds for any such cancellation, termination or modification.

                  2.18 INTELLECTUAL PROPERTY RIGHTS.

                           (a) Caravelle owns, or is licensed or otherwise
possesses legally
enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code forms), and tangible or intangible proprietary information or material (collectively, the "INTELLECTUAL PROPERTY") that are used in the business of Caravelle as currently conducted or as proposed to be conducted by Caravelle.

                           (b) Caravelle has provided Avesta and Avesta
Technologies Canada with a list, and such list is set forth on the Caravelle Disclosure Schedule, of (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks which Caravelle considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Caravelle is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Caravelle is a party and pursuant to which Caravelle is authorized to use any third party patents, trademarks or copyrights, including software (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any Caravelle product that is material to its business.

                           (c) Caravelle is not aware of any unauthorized use,
disclosure, infringement or misappropriation of any Intellectual Property rights of Caravelle, any trade secret material to Caravelle, or any Intellectual Property right of any third party to the extent licensed by or through Caravelle, by any third party, including any employee or former employee of Caravelle. Caravelle has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

                           (d) Caravelle is not, nor will it be as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                           (e) All patents, registered trademarks, service marks
and copyrights held by Caravelle are valid and subsisting. Caravelle (i) is not a party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party nor, to the best knowledge of Caravelle, has any such suit, action or proceeding been threatened and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of Caravelle's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                           (f) Caravelle has a policy to secure valid written
assignments from all consultants and employees who contribute or have contributed to the creation or development of Intellectual Property of the rights to such contributions that Caravelle does not already own by operation of law. Each person presently employed by Caravelle, and each person, whether presently employed by Caravelle or not, who has developed technology which relates to the Intellectual Property, has executed a proprietary information agreement in Caravelle's standard form a copy of which is set out in the Caravelle Disclosure Schedule. Such proprietary information agreements constitute legal, valid and binding obligations of Caravelle and, to the best of Caravelle's knowledge, of such other persons.

                           (g) Caravelle has taken all reasonable and
appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright (the "CONFIDENTIAL INFORMATION"). To the best of Caravelle's knowledge, all use, disclosure or appropriation of Confidential Information owned by Caravelle or by a third party has been pursuant to the terms of a written agreement between Caravelle and such third party. To the best of Caravelle's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Caravelle has been pursuant to the terms of a written agreement between Caravelle and the owner of such Confidential Information.

                  2.19 COMPLIANCE WITH LAW; CONSENTS. The business and operations of Caravelle have been and are being conducted in compliance with all laws, rules, regulations and licensing requirements applicable thereto. Caravelle is not aware of any facts which might form the basis for a claim that any violation of such laws exists. There are no unresolved notices of deficiency or charges of violation brought or, to the best knowledge of Caravelle, threatened against Caravelle, under any Federal, state Provincial or other local laws or regulations. Except in connection with filing the Certificate of Amalgamation, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state, Provincial or local governmental authority or any non-governmental third party on the part of Caravelle is required in connection with the execution, delivery and performance by Caravelle of this Agreement, the consummation of the transactions contemplated hereby or the Canadian operation of the business of Caravelle following the Effective Date.

                 2.20 ENVIRONMENTAL MATTERS.

                           (a) For the purposes of this Agreement, the term
"ENVIRONMENTAL LAWS" shall mean all Federal, Provincial and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, and the term "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law.

                           (b) Caravelle is in compliance in all material
respects with all Environmental Laws and there are no facts known after due inquiry by Caravelle that could give rise to a notice of non-compliance with any Environmental Law.

                           (c) Section 2.20 of the Caravelle Disclosure Schedule
contains a complete list of all environmental permits, consents, waivers, licenses and rights used in or required to carry on the business of Caravelle in its usual and ordinary course, such permits are in full force and effect.

                           (d) Caravelle has not used any of its facilities to
generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Materials except in compliance in all material respects with all Environmental Laws.

                           (e) To the knowledge of Caravelle after due inquiry,
there are no pending changes to Environmental Laws that would render illegal, or materially restrict, the operation of the business in its usual and ordinary course.

                           (f) Caravelle has not been convicted of an offence or
been subjected to
any judgment, injunction or other proceeding or been fined or otherwise sentenced for non-compliance with any Environmental Laws, and it has not settled any prosecution or other proceeding short of conviction.

                           (g) Caravelle has not caused or permitted the release
of any Hazardous Material at, on or under the lands occupied thereby, or the release of any Hazardous Material off-site of such lands, except in compliance in all material respects with Environmental Laws.

                           (h) Caravelle has not received written notice, or
knowledge after due inquiry of any facts that could give rise to any notice, that Caravelle is potentially responsible for any remedial action under any Environmental Law.

                           (i) Caravelle has provided Avesta with copies of all
analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating thereto that were obtained by, or are in the possession or control of Caravelle.

                           (j) Caravelle has maintained all environmental and
operating documents and records in the manner and for the time periods required by Environmental Laws and, except as disclosed in Section 2.20 of the Caravelle Disclosure Schedule, has never conducted an environmental audit of any lands it occupies.

                           (k) Caravelle has not breached any obligation to
report to any person imposed by any Environmental Law.

                  2.21 AFFILIATE RELATIONSHIPS. Caravelle has no material financial interest, direct or indirect, in any supplier or service provider to, or customer of, subsidiary or other party to any contract or other arrangement which is material to Caravelle. No officer, director of shareholder of Caravelle (nor any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a material economic interest), has or has had, directly or indirectly, (i) an interest in any entity which furnishes or sells a material amount of products or services that Caravelle furnishes or sells; (ii) an interest in any entity that purchases from or sells or furnishes to Caravelle, any material amount of products or services; (iii) a beneficial interest in any contract or agreement set forth on the Caravelle Disclosure Schedule; or (iv) a beneficial interest in Avesta or Avesta Technologies Canada; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.21.

                  2.22 NO TERMINATION OF BUSINESS RELATIONSHIP. None of the entities, governmental or otherwise, with which Caravelle has a material business relationship or any other present material customer of Caravelle has given notice of any intention to cancel or otherwise terminate a material business relationship with Caravelle and Caravelle has no knowledge of any event (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a material business relationship.

                  2.23 CUSTOMERS. The Caravelle Disclosure Schedule sets forth a list of all of Caravelle's current customers and suppliers which are material to the conduct of its business. Other than as set out in the Caravelle Disclosure Schedule, no customer of Caravelle has exercised any right of return or similar remedy with respect to any products or services provided by Caravelle, and to the best knowledge of Caravelle, there are no intentions, claims or plans by any customers to return any products in the future.

                  2.24 CORPORATE RECORDS. The Corporate Records of the Corporation are materially complete and accurate and all material corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation, and without limiting the generality of the foregoing, (i) the minute books contain complete and accurate minutes in all material respects of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions that were duly passed; (iii) the share certificate books, register of shareholders and register of transfers or any such similar records of the Corporation are complex and accurate, and all such transfers have been duly completed and approved and any exigible tax payable by the Corporation in connection with the transfer of any securities of the Corporation has been duly paid; and (iv) the registers of directors and officers or any such similar records of the Corporation are complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed, as the case may be.

                  2.25 POWERS OF ATTORNEY; BANK ACCOUNTS. The Caravelle Disclosure Schedule sets forth (i) the names and addresses of all persons holding a power of attorney on behalf of Caravelle; and (ii) the names and addresses of all banks or other financial institutions in which Caravelle has an account, deposit, or safe-deposit box, with the number and a description of the account and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

                  2.26 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the shares of Caravelle Stock outstanding, plus the approval of Working Ventures, Technocap and Potter, Alexander and Associates, Inc. is the only vote, or approval by, the holders of any of Caravelle's capital stock necessary to approve the Amalgamation.

                  2.27 BOARD APPROVAL. The Board of Directors of Caravelle has, prior to the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby; (ii) determined that the Amalgamation is in the best interests of the Caravelle Shareholders and is on terms that are fair to such shareholders, and (iii) determined to recommend that the Caravelle Shareholders approve this Agreement and the transactions contemplated hereby.

                  2.28 BROKERS OR FINDERS. Caravelle has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  2.29 RETAINED EMPLOYEES AND AGREEMENTS. Caravelle shall use its best efforts to obtain on or prior to the Effective Date (i) from each of the Caravelle employees identified on part (a) of SCHEDULE 2.29 attached hereto, an executed form of Avesta's standard Noncompetition and Nonsolicitation Agreement; and (ii) from each of the Caravelle employees identified on part (b) of SCHEDULE 2.29 attached hereto, an executed form of Avesta's standard Employee Nondisclosure and Developments Agreement (both substantially in the forms attached hereto as EXHIBIT 2.29), together with any and all other documents reasonably requested by Avesta in connection with the retention of such employees by Avesta. Effective as of the Effective Date, Avesta shall continue the employment of each such person identified on SCHEDULE 2.29 (the "CARAVELLE EMPLOYEES").

                  2.30 CERTAIN AGREEMENTS. Caravelle shall use commercially reasonable efforts to cause (i) each Caravelle employee whose employment with Caravelle was terminated after January 1,

1998, including but not limited to Eric Melka, as soon as practicable after Closing, to sign a general release and indemnity in favor of Caravelle and its successors and (ii) Tim Boreham and Lynda Partner to enter into the Boreham and Partner Agreements (as hereinafter defined).

                  2.31 LIENS. Other than as set forth on Section 2.31 of the Caravelle Disclosure Schedule, there are no liens or rights of others outstanding against Caravelle or any of its assets.

                  2.32 REPRESENTATIONS COMPLETE. None of the representations and warranties made by Caravelle herein, nor any statement made in the Caravelle Disclosure Schedule or any other Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  2.33 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Caravelle shall not take any actions that would result in any of the representations or warranties set forth in this Article 2 being untrue.


                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF CARAVELLE SHAREHOLDERS

         Each Caravelle Shareholder hereby, severally and not jointly, represents and warrants to Avesta and Avesta Technologies Canada as follows:

                 3.1 AUTHORITY.

                           (a) Such Caravelle Shareholder has all requisite
power and authority to execute and deliver this Agreement, the Escrow Agreement (as hereinafter defined), the Amended and Restated Investor Rights Agreement and any other agreement required in connection with becoming holders of Amalco Exchangeable Shares or the Avesta Series B Preferred Shares (together, the "FUNDAMENTAL AGREEMENTS") and to perform his, her or its obligations under the Fundamental Agreements. The Fundamental Agreements shall each have been duly and validly executed and delivered by such stockholder, and each shall constitute a valid and binding obligation of such stockholder, enforceable against such stockholder in accordance with its terms.

                           (b) The execution and delivery of the Fundamental
Agreements by such stockholder and the consummation by such stockholder of the transactions contemplated thereby will not (i) require on the part of such stockholder any filing with, or permit, authorization, consent or approval of, any governmental entity, (ii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which such stockholder is a party or by which such stockholder is bound or to which any of its assets are subject, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such stockholder or any of its properties or assets.

                  3.2 INVESTMENT REPRESENTATIONS.

                           (a) Such Caravelle Shareholder is acquiring the
Amalco Exchangeable Shares for his, her or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Amalco Exchangeable Shares in violation of the Securities Act or any rule or regulation under the Securities Act.

                           (b) Such Caravelle Shareholder has had adequate
opportunity to obtain from representatives of Avesta such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of his, her or its investment in Avesta.

                           (c) Such Caravelle Shareholder has sufficient
experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Amalco Exchangeable Shares to be issued to him, her or it and to make an informed investment decision with respect to such investment.

                  3.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the Caravelle Shareholders represents and warrants that it has reviewed the representations and warranties made by Caravelle and set forth above in Section 2 and, to the best of its knowledge, such representations are true and correct.

                  3.4 SHARE OWNERSHIP. Each of the Caravelle Shareholders represents and warrants that it is the owner, free and clear of any encumbrances, of the number of shares of Caravelle Common Stock set forth opposite his, her or its name in SCHEDULE 1. Each Caravelle Shareholder has full right and authority to transfer said shares to Avesta.

                  3.5 REPRESENTATIONS COMPLETE. None of the representations and warranties made by the Caravelle Shareholders herein, nor any statement made in the Caravelle Disclosure Schedule or any other Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  3.6 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. The Caravelle Shareholders shall not take any actions that would result in any of the representations or warranties set forth in Articles 2 or 3 being untrue.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF AVESTA
                         AND AVESTA TECHNOLOGIES CANADA

                  Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which is delivered by Avesta and Avesta Technologies Canada to Caravelle prior to the execution of this Agreement (the "AVESTA DISCLOSURE SCHEDULE"), each of Avesta and Avesta Technologies Canada, jointly and severally, agrees with, and represents and warrants to Caravelle and the Caravelle Shareholders as set forth below:

                  4.1 CORPORATE EXISTENCE AND GOOD STANDING. Each of Avesta and Avesta Technologies Canada is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Avesta and Avesta Technologies Canada is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Avesta and Avesta Technologies Canada, taken as a whole; or (ii) would result in a material breach of any of the other representations, warranties, covenants or agreements set forth in this Agreement.

                  4.2 CORPORATE AUTHORITY. Each of Avesta and Avesta Technologies Canada has all requisite corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby (collectively, the "AVESTA DOCUMENTS"), to consummate the transactions contemplated hereby, and to perform its obligations under the terms of this Agreement. The Avesta Documents have been duly executed and delivered by each of Avesta and Avesta Technologies Canada, have been authorized by all necessary corporate action of Avesta and Avesta Technologies Canada, and constitute legal, valid and binding obligations of each of Avesta and Avesta Technologies Canada, enforceable against each of Avesta and Avesta Technologies Canada in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

                  4.3 CONSENTS. Except in connection with filing the Articles of Amalgamation for Amalco, no consent, approval, authorization, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state, Provincial or local governmental authority or any governmental third party on the part of Avesta or Avesta Technologies Canada is required in connection with the execution, delivery and performance by Avesta and Avesta Technologies Canada of this Agreement or the consummation of the transactions contemplated hereby.

                  4.4 NO BREACH OF AGREEMENTS. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of (A) the respective Certificates of Incorporation or Bylaws of Avesta and Avesta Technologies Canada, or (B) of any material contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Avesta or Avesta Technologies Canada is a party or by which Avesta or Avesta Technologies Canada or their respective assets are bound, or (C) any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Avesta or Avesta Technologies Canada, their respective assets or their respective capital stock;
(ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of Avesta or Avesta Technologies Canada or the capital stock of Avesta or Avesta Technologies Canada; or (iii) the creation or imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on any of the assets of Avesta or Avesta Technologies Canada or the capital stock of Avesta or Avesta Technologies Canada.

                  4.5 BROKERS. Neither Avesta nor Avesta Technologies Canada has incurred, and neither will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  4.6 SHARES. Each of the shares of Amalco Exchangeable Shares and Avesta Series B Preferred Stock is free and clear of any encumbrances, and may be legally transferred to the Caravelle

Shareholders. The Avesta Series B Preferred Stock which shall be issued to the Caravelle Shareholders shall be the same stock, with the same attributes and rights, as that issued to every other investor in Avesta who purchased the Avesta Series B Preferred Stock.

                  4.7 FINANCIAL STATEMENTS. Avesta has provided Caravelle with its draft financial statements for the year ended December 31, 1997 and for the three months January, February and March 1998 (the "AVESTA FINANCIAL STATEMENTS"). The internal books and records of Avesta from which the Avesta Financial Statements were derived do not contain any information which is false or misleading. The Avesta Financial Statements (i) were prepared in accordance with such books and records; (ii) were prepared in accordance with Avesta's accounting policies and principles, and are in accordance with GAAP; and (iii) present fairly Avesta's financial position and results of operations at the dates and for the periods reflected therein.

                  4.8 CAPITALIZATION.

                           (a) The authorized capital stock of Avesta consists
of 20,000,000 shares of Common Stock, 1,767,243 shares of Series A Preferred Stock, and 2,158,668 shares of Series B Preferred Stock, of which 5,329,720 shares of Common Stock, 1,767,243 shares of Series A Preferred Stock, warrants to purchase 436,357 shares of Series A Preferred Stock, 1,728,117 shares of Series B Preferred Stock, and warrants to purchase 61,889 shares of Series B Preferred Stock are presently issued and outstanding. All of the outstanding shares of Avesta stock have been duly authorized and validly issued and are fully paid and nonassessable and are free from any charge, lien, encumbrance or adverse claim of any kind whatsoever. There are options to purchase 2,091,776 shares of Avesta Common Stock which are outstanding and unexercised pursuant to the Avesta 1996 Stock Option Plan. All of the outstanding shares of Avesta stock and the Options have been issued pursuant to valid exemptions from registration under all securities laws and in accordance with all other applicable laws.

                           (b) The authorized capital stock of Avesta
Technologies Canada consists of 100 common shares. All of the outstanding shares of Avesta Technologies Canada stock have been duly authorized and validly issued and are fully paid and nonassessable and are free from any charge, lien, encumbrance or adverse claim of any kind whatsoever. Other than as set forth herein, there are no options which are outstanding and unexercised, and there are no subscriptions, options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transaction, registration or sale of any shares of Avesta Technologies Canada's capital stock or any securities convertible into or exchangeable for any shares of Avesta Technologies Canada's capital stock. All of the outstanding shares of Avesta Technologies Canada stock have been issued pursuant to valid exemptions from registration under all securities laws and in accordance with all other applicable laws.

                  4.9 REPRESENTATIONS COMPLETE. None of the representations and warranties made by Avesta and Avesta Technologies Canada herein, any document provided to Caravelle in connection with this transaction, nor any statement made in the Avesta and Avesta Technologies Canada Disclosure Schedule or any other Exhibit, Schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  4.10 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Avesta and Avesta Technologies Canada shall not take any actions that would result in any of the representations or warranties set forth in this Article 4 being untrue.

                                    ARTICLE 5
                        CERTAIN COVENANTS AND AGREEMENTS

                  5.1 CONDUCT OF BUSINESS BY AVISTA TECHNOLOGIES CANADA AND CARAVELLE. Except as disclosed in Section 5.1 of the Caravelle Disclosure Schedule, during the period from March 6, 1998 and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Avesta Technologies Canada and Caravelle agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other) to carry on its business in the usual, regular and ordinary course of business in substantially the same manner as heretofore conducted, to pay debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, use its reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use its reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Avesta Technologies Canada and Caravelle agree to use its best efforts to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which would have a Material Adverse Effect on such party taken as a whole. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Avesta Technologies Canada nor Caravelle shall do, cause or permit any of the following, or allow, cause or permit it to do, cause or permit any of the following, without the prior written consent of the other parties hereto:

                           (a) CHARTER DOCUMENTS. Cause or permit any amendments
to its Articles of Incorporation, as amended, or Bylaws, except for the filing of Articles of Amendment to create the Exchangeable Shares;

                           (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or
pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                           (c) STOCK OPTION PLANS, ETC. Accelerate, amend or
change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                           (d) OTHER. Take, or agree in writing or otherwise to
take, any of the actions described in Sections 5.1(a) through (c) above, or any action which would make any of its representations warranties, covenants or agreements contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  5.2 CONDUCT OF BUSINESS OF CARAVELLE. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Caravelle shall not do, cause or permit any of the following, without the prior written consent of

Avesta and Avesta Technologies Canada:

                           (a) MATERIAL CONTRACTS. Except for contracts or
commitments entered into in the ordinary course of business consistent with past practice in an amount less than Ten Thousand Dollars ($10,000.00) in any one case enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its existing contracts or commitments;

                           (b) ISSUANCE OF SECURITIES. Other than in connection
with the Caravelle Rights Offering, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or grant any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Caravelle Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of January 31, 1998;

                           (c) INTELLECTUAL PROPERTY. Transfer to any person or
entity any rights to its Intellectual Property;

                           (d) EXCLUSIVE RIGHTS. Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or distribution rights with respect to any of its products or technology;

                           (e) DISPOSITIONS. Sell, lease, license or otherwise
dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole;

                           (f) INDEBTEDNESS. Incur any indebtedness for borrowed
money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice;

                           (g) LEASES. Enter into any operating lease, except in
the ordinary course of business consistent with past practice;

                           (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy
in an amount in excess of Ten Thousand Dollars ($10,000.00) in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Interim Financial Statements;

                           (i) CAPITAL EXPENDITURES. Make any material capital
expenditures, capital additions or capital improvements other than as set forth on the Caravelle 1998 Operating Plan;

                           (j) INSURANCE. Reduce the amount of any material
insurance coverage provided by existing insurance policies other than to reduce or eliminate the Key Person Life Insurance on Lynda Partner;

                           (k) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES.
Adopt or amend any material employee benefit or stock purchase or stock ownership or option plan, or hire any new officer level employee (except that it may hire a replacement for any current officer level employee if it first provides Avesta and Avesta Technologies Canada ten (10) days' prior written notice regarding such hiring decision), hire any director level employee in departments other than sales, marketing or engineering without first providing Avesta and Avesta Technologies Canada ten
(10) days' prior written notice of such hire, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                           (l) SEVERANCE ARRANGEMENTS. Grant any severance or
termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                           (m) LAWSUITS. Commence a lawsuit other than (i) for
the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Avesta and Avesta Technologies Canada prior to the filing of such a suit, or
(iii) for a breach of this Agreement;

                           (n) ACQUISITIONS. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

                           (o) TAXES. Other than in the ordinary course of
business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

                           (p) NOTICES. Caravelle shall give all notices and
other information required to be given to the employees of Caravelle, any collective bargaining unit representing any group of employees of Caravelle, and any applicable government authority under the any applicable law in connection with the transactions contemplated by this Agreement;

                           (q) REVALUATION. Revalue any of its assets,
including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; or

                           (r) OTHER. Take or agree in writing or otherwise to
take, any of the actions described in Sections 5.2(a) through (q) above, or any action which would make any of its representations warranties, covenants or agreements contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                  5.3 EXCLUSIVE DEALING. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 9 hereof, neither Caravelle nor the Caravelle Shareholders will, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, (a) take any action to solicit, initiate, seek, entertain, or encourage or support any inquiry, proposal or offer from any person or business entity relating to an acquisition or purchase of all or any portion of the assets of (other than in the ordinary course of business) or an equity interest in Caravelle or any amalgamation, merger, consolidation or business combination with Caravelle, or
(b) participate in any discussions or negotiations regarding, or furnish to any other person or business entity, any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Caravelle and the Caravelle Shareholders shall promptly notify Avesta of any such proposal or offer, or any inquiry or contact with respect thereto received by Caravelle or, to their knowledge, any Caravelle Shareholder.

                  5.4 ACCESS TO INFORMATION. Each of Caravelle and Avesta (each a "DISCLOSING PARTY") shall give the other party and their respective accountants, legal counsel and other representatives (collectively, the "REQUESTING PARTIES") full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of the Disclosing Party, and shall furnish the Requesting Parties, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the Requesting Parties may reasonably request; provided that any furnishing of such information pursuant hereto or any investigation by a Requesting Party shall not affect such Requesting Party's right to rely on the representations, warranties, covenants and agreements made by the Disclosing Party in this Agreement. Pending the Closing, each Requesting Party shall hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. Each Requesting Party further agrees that, pending the Closing, it will not disclose any such information to any third party except upon the prior written consent of the Disclosing Party, or except as required by law or except to its accountants, legal counsel or other representatives who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, the Requesting Party shall return all data to the Disclosing Party and continue to honor the foregoing confidentiality and non-disclosure covenants for a period of three (3) years. Such obligation of confidentiality shall not extend to any information (i) which is shown to be or to have been generally known to others engaged in the same trade or business as the Disclosing Party; (ii) previously known to the Requesting Party prior to the start of discussions leading to the execution of this Agreement; (iii) obtained by the Requesting Party in good faith from third parties who are not obligated to maintain the information confidential; (iv) that is or shall be public knowledge through no act or omission by the Requesting Party or any of its directors, officers, employees, or representatives; or (v) that is required to be disclosed pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency or pursuant to any disclosure obligations set forth in the Federal securities laws.

                  5.5 DISCLOSURE OF TRANSACTION. Each of the parties hereto agrees to issue a mutually acceptable joint press release upon the execution of this Agreement and upon the Closing. Each party will review and agree to the text of any other public announcement related to this Agreement, the Closing or the transactions contemplated hereby prior to the release thereof.

                  5.6 CERTAIN DEFAULTS; LITIGATION. Caravelle will give prompt notice to Avesta and Avesta Technologies Canada of:

                           (a) any notice of default received by Caravelle
subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which Caravelle or its assets is a party or by which it is bound, which default could, if not remedied, result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein; or

                           (b) any suit, action, proceeding or investigation
instituted or threatened against or affecting Caravelle subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein.

                  5.7 AUDITED FINANCIAL STATEMENTS. On the Effective Date, Caravelle shall have delivered to Avesta and Avesta Technologies Canada audited financial statements of Caravelle, including footnotes, for the fiscal year ended December 31, 1997 prepared by Caravelle's independent auditors in accordance with Canadian GAAP (the "CARAVELLE AUDIT").

                  5.8 BREACH OF REPRESENTATIONS AND WARRANTIES. Each of Caravelle, the Caravelle Shareholders, Avesta and Avesta Technologies Canada shall use commercially reasonable efforts to assure that their respective representations and warranties remain true and correct in all material respects. In the event of, and promptly after, becoming aware of the occurrence or pending or threatened occurrence of any event which would cause their respective representations and warranties not to be true and correct, each party shall give detailed notice thereof to the other and shall use commercially reasonable efforts to prevent or promptly remedy such pending or threatened occurrence or event.

                  5.9 NECESSARY CONSENTS. Each of Caravelle, Avesta and Avesta Technologies Canada shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement, and Caravelle shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Caravelle's Contracts in connection with the Amalgamation, (including but not limited to consent to the assignment of the lease for Caravelle's offices), except such consents and approvals as Avesta, Avesta Technologies Canada and Caravelle agree Caravelle shall not seek to obtain, as contemplated by the Caravelle Disclosure Schedule.

                  5.10 COMMERCIALLY REASONABLE EFFORTS. Caravelle, the Caravelle Shareholders, Avesta and Avesta Technologies Canada shall each use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

                  5.11 ESCROW AGREEMENT. On or before the Effective Time, Avesta, Caravelle, the Escrow Agent (as hereinafter defined) and the Caravelle Shareholders will execute the Escrow Agreement contemplated by Article 10 substantially in the form attached hereto as EXHIBIT 5.11 (the "ESCROW AGREEMENT").


                                    ARTICLE 6
                             CONDITIONS PRECEDENT TO
              OBLIGATIONS OF AVESTA AND AVESTA TECHNOLOGIES CANADA

                  The obligations of Avesta and Avesta Technologies Canada to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by Avesta and Avesta Technologies Canada:

                  6.1 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties by Caravelle and the Caravelle Shareholders in this Agreement, the Caravelle Disclosure Schedule, or the other Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered by Caravelle under this Agreement shall be true on and as of the Effective Date as though such representations and warranties were made on and as of that date.

                  6.2 CONVENANTS PERFORMED. Caravelle and the Caravelle Shareholders shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this

Agreement to be performed or complied with by Caravelle on or before the Effective Date.

                  6.3 CERTIFICATE. Avesta and Avesta Technologies Canada shall have received from Caravelle a certificate from the Chief Executive Officer and Chief Financial Officer of Caravelle, as officers of, and on behalf of Caravelle, and not in their personal capacities, dated the Effective Date, certifying, in such detail as Avesta and Avesta Technologies Canada and their counsel may reasonably request, that the conditions specified in this Article 6 have been satisfied (the "CARAVELLE OFFICERS' CERTIFICATE").

                  6.4 NO VIOLATIONS; NO ACTIONS. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the sole judgment of Avesta and Avesta Technologies Canada acting reasonably, has a reasonable probability of resulting in (i) the obtaining of material damages from Caravelle; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement; or (iii) other relief in connection therewith.

                  6.5 OPINION OF COUNSEL FOR CARAVELLE. Avesta and Avesta Technologies Canada shall have received an opinion from LaBarge Weinstein, counsel for Caravelle, dated the Effective Date, in form and substance satisfactory to Avesta and Avesta Technologies Canada and their counsel (the "LABARGE WEINSTEIN OPINION").

                  6.6 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Avesta and Avesta Technologies Canada and their counsel, and Avesta and Avesta Technologies Canada shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                  6.7 DELIVERY OF DOCOMENTS. Avesta and Avesta Technologies Canada shall have received all documents and other items to be delivered by Caravelle pursuant to this Section 6.

                  6.8 NO MATERIAL ADVERSE EFFECT. During the period from January 31, 1998 to the Effective Date, there shall not have been any material adverse change in the business, properties, results of operations, or condition (financial or otherwise) of Caravelle.

                  6.9 REQUIRED CONSENTS. All consents, approvals and waivers from third parties and governmental authorities necessary to the transactions as contemplated hereby shall have been given, including but not limited to the approval of Innovation Ontario Corporation.

                  6.10 SCHEDULES. Caravelle shall have completed and attached hereto the Caravelle Disclosure Schedule required by this Agreement, such Caravelle Disclosure Schedule shall have been updated immediately prior to the Closing, and the Caravelle Disclosure Schedule shall have been acceptable to Avesta and Avesta Technologies Canada and their counsel, in their sole discretion.

                  6.11 ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the execution of this Agreement or the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable best efforts to have any such order, decree or injunction lifted).

                  6.12 CARAVELLE AUDIT. Caravelle shall have received a clean and unqualified opinion from its independent auditors in connection with the Caravelle Audit.

                  6.13 ESCROW AGREEMENT. Avesta, the Escrow Agent and the Shareholders' Agent shall have entered into the Escrow Agreement.

                  6.14 AGREEMENTS. Caravelle shall have delivered to Avesta (i) from each of the Caravelle employees identified on part (a) of SCHEDULE 2.29 attached hereto, an executed form of Avesta's standard Noncompetition and Nonsolicitation Agreement; (ii) from each of the Caravelle employees identified on part (b) of SCHEDULE 2.29 attached hereto, an executed form of Avesta's standard Employee Nondisclosure and Developments Agreement; and (iii) an executed employment agreement between Avesta Technologies Canada and Lynda Partner which is satisfactory to Avesta (the "PARTNER AGREEMENT").

                  6.15 CARAVELLE OPTION HOLDER WAIVERS. Each Caravelle Option Holder shall have executed the Waiver required under Section 1.6 with respect to his or her outstanding options under the Caravelle Option Plan.

                  6.16 RELEASES AND INDEMNIFICATIONS. Tim Boreham and Eric Melka shall have entered into releases and indemnifications, substantially in the form of EXHIBIT 6.16 (each, a "RELEASE AND INDEMNIFICATION").

                  6.17 SHAREHOLDER VOTE AND INDEMNITY. Shareholders representing at least 95% of the Caravelle shares shall have voted in favor of the Amalgamation and the Caravelle Shareholders shall have agreed to place shares of Avesta Series B Preferred Stock into escrow pursuant to Section 10 of this Agreement.

                  6.18 RIGHTS OFFERING. Caravelle shall have completed a rights offering and shall have received C $412,500 in proceeds from such offering the "CARAVELLE RIGHTS OFFERING").

                  6.19 SEVERANCE AGREEMENT WITH TIM BOREHAM. Caravelle shall have entered into a severance agreement with Tim Boreham which contains substantially the same terms and conditions as those set forth on EXHIBIT 6.19 (the "BOREHAM AGREEMENT").

                  6.20 TERMINATION OF EMPLOYMENT AGREEMENTS. Caravelle shall have terminated each of the employment agreements for those employees listed on
SCHEDULE 2.29 attached hereto.

                  6.21 FUNDAMENTAL AGREEMENTS. The Caravelle Shareholders representing at least 95% of the issued and outstanding shares of Caravelle Stock shall have each executed this Agreement; the Shareholder's Agent shall have executed the Escrow Agreement, and the Caravelle Shareholders shall have executed all other applicable Fundamental Agreements.

                  6.22 DUE DILIGENCE. Avesta and Avesta Technologies Canada shall have been, in their sole discretion, reasonably satisfied with their due diligence review of Caravelle.

                                    ARTICLE 7
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                    CARAVELLE AND THE CARAVELLE SHAREHOLDERS

                  The obligations of Caravelle and the Caravelle Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by Caravelle:

                  7.1 REPRESENTATIONS TRUE. All representations and warranties by Avesta and Avesta Technologies Canada in this Agreement, the Avesta Disclosure Schedule or the other Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered to Caravelle by Avesta and Avesta Technologies Canada under this Agreement shall be true on and as of the Effective Date as though such representations and warranties were made on and as of that date.

                  7.2 COVENANTS PERFORMED. Avesta and Avesta Technologies Canada shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Avesta and Avesta Technologies Canada on or before the Effective Date.

                  7.3 CERTIFICATE. Caravelle shall have received from Avesta and Avesta Technologies Canada a certificate from the Chief Executive Officer of Avesta and Avesta Technologies Canada, respectively, dated the Effective Date, certifying, in such detail as Caravelle and its counsel may reasonably request, that the conditions specified in this Article 7 have been satisfied (the "AVESTA OFFICERS' CERTIFICATE").

                  7.4 NO VIOLATIONS; NO ACTIONS. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the sole judgment of Caravelle, has a reasonable probability of resulting in (i) the obtaining of material damages from Avesta; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement, or (iii) other relief in connection therewith.

                  7.5 OPINION OF COUNSEL FOR AVESTA AND AVESTA TECHNOLOGIES CANADA. Caravelle and the Caravelle Shareholders shall have received an opinion from Brobeck, Phleger & Harrison LLP, counsel for Avesta and an opinion from McCarthy Tetrault, counsel for Avesta Technologies Canada, dated the Effective Date, in form and substance reasonably satisfactory to Caravelle and its counsel (the "BP&H AND MCCARTHY TETRAULT OPINIONS").

                  7.6 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Caravelle and its counsel, and Caravelle shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                  7.7 DELIVERY OF DOCUMENTS. Caravelle shall have received all documents and other items to be delivered by Avesta and Avesta Technologies Canada under Section 7.

                  7.8 REQUIRED CONSENTS. All consents, approvals and waivers from third parties and governmental authorities necessary to the transactions as contemplated hereby shall have been obtained.

                  7.9 ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the execution of this Agreement or the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable best efforts to have any such order, decree or injunction lifted).

                  7.10 EMPLOYMENT BY AVESTA AND AVESTA TECHNOLOGIES CANADA. Avesta shall continue the employment of the Caravelle Employees specified in
SCHEDULE 2.29 hereto.

                  7.11 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT. The Caravelle Shareholders shall have entered into the Amended and Restated Investor Rights Agreement set forth as EXHIBIT 7.11 hereto.

                  7.12 NO MATERIAL ADVERSE EFFECT. During the period from January 31, 1998 to the Effective Date, there shall not have been any material adverse change in the business, properties, results of operations, or condition (financial or otherwise) of Avesta.


                                    ARTICLE 8
                                     CLOSING

                  8.1 TIME AND PLACE. The closing of the Amalgamation (the "CLOSING") shall occur simultaneously at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10019 and LaBarge Weinstein, Xerox Tower, 333 Preston Street, 11th Floor, Ottawa, K1S 5NY, Canada at 10:00 a.m. (eastern standard time) on the earliest practicable date after the conditions of Articles 6 and 7 shall have been met or at such other time and date to which the parties may agree in writing (the "CLOSING DATE").

                  8.2 DELIVERIES BY CARAVELLE. At the Closing, Caravelle shall execute and deliver or cause to be executed and delivered to Avesta and Avesta Technologies Canada:

                           (a) CORPORATE DOCUMENTS. The Articles of
Incorporation, as amended, of Caravelle, certified by the President as of a recent date, and the Bylaws of Caravelle, certified by the Secretary of Caravelle as in effect as of the Closing Date;

                           (b) CERTIFICATES OF STATUS. Certificates of Status,
dated not more than seven days prior to the Effective Date.

                           (c) RESOLUTIONS. A copy of the resolutions of (i) the
Board of Directors of Caravelle, certified by the Secretary of Caravelle, as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Caravelle; and (ii) the Shareholders of Caravelle;

                           (d) OFFICERS' CERTIFICATE. The Caravelle Officers'
Certificate;

                           (e) SECRETARY'S CERTIFICATE. A certificate of the
Secretary of Caravelle, in form and substance satisfactory to Avesta and Avesta Technologies Canada and their counsel, certifying (i) that attached thereto are true and certified copies of the Articles of Incorporation, as amended, and Bylaws of Caravelle, as amended to the Closing Date; (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of Caravelle authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions contemplated hereby; (iii) the names and true signatures of the officers of Caravelle signing this Agreement and all other documents to be delivered in connection with this Agreement and the consummation of the transactions contemplated hereby; and (iv) such other matters as Avesta and Avesta Technologies Canada or their counsel may reasonably request;

                           (f) BOOKS AND RECORDS. All of the minute books, stock
ledgers and similar corporate records of Caravelle;

                           (g) SEARCHES. Such searches under the Personal
Property Security Act showing that there are liens or rights of others outstanding against Caravelle or any of its assets as of the Closing Date or a date that is not more than five (5) days prior to the Closing Date;

                           (h) CONSENTS. Evidence that all consents, releases,
approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required to effect the Amalgamation and to consummate the transactions contemplated hereby have been obtained by Caravelle;

                           (i) ESCROW AGREEMENT. The Escrow Agreement;

                           (j) OPINION OF COUNSEL. The LaBarge Weinstein
Opinion;

                           (k) CARAVELLE AUDIT. The Caravelle Audit; and

                           (l) RELEASES AND INDEMNIFICATIONS. Documentation
evidencing the execution and delivery of the Releases and Indemnifications which shall be in full force and effect as of the Effective Date;

                           (m) THE BOREHAM AGREEMENT. The Boreham Agreement;

                           (n) PARTNER AGREEMENT. The Partner Agreement; and

                           (o) OTHER DOCUMENTS. Such other documents and
instruments as Avesta and Avesta Technologies Canada or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

                  All documents delivered to Avesta and Avesta Technologies Canada shall be in form and substance reasonably satisfactory to Avesta and Avesta Technologies Canada and their counsel.

                  8.3 DELIVERIES OF AVESTA AND AVESTA TECHNOLOGIES CANADA. At the Closing, Avesta and Avesta Technologies Canada shall execute and deliver or cause to be executed and delivered to Caravelle simultaneously with delivery of the items referred to in Section 8.2 above:

                           (a) CORPORATE DOCUMENTS. The Articles of
Incorporation of Avesta and Avesta Technologies Canada, respectively, certified by the Secretary of State of the State of Delaware and in the case of Avesta Technologies Canada pursuant to the OBCA by the Ministry of Consumer and Commercial Relations as of a recent date, and the Bylaws of Avesta and Avesta Technologies Canada, respectively, certified by the Secretary of Avesta as in effect at the Closing;

                           (b) CERTIFICATES OF GOOD STANDING. Certificates from
the Secretary of State of the State of Delaware and in the case of Avesta Technologies Canada pursuant to the OBCA to the effect that each of Avesta and Avesta Technologies Canada is in good standing and listing all charter documents of each of Avesta and Avesta Technologies Canada on file;

                           (c) RESOLUTIONS. A copy of the resolutions of each of
the Board of Directors of and the sole stockholder of Avesta
Technologies Canada, certified by the Secretary thereof, as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Avesta and Avesta Technologies Canada;

                           (d) CONSENTS. Evidence that all consents, releases,
approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required to effect the Amalgamation and to consummate the transactions contemplated hereby have been obtained by Avesta and Avesta Technologies Canada;

                           (e) STOCK CERTIFICATES. Certificates representing the
Amalco Exchangeable Shares to be issued in the Amalgamation;

                           (f) OPINIONS OF BP&H AND MCCARTHY TETRAULT. The BP&H
Opinion and the McCarthy Tetrault Opinion;

                           (g) OTHER DOCUMENTS. Such other documents and
instruments as Caravelle or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

                  All documents delivered to Caravelle shall be in form and substance reasonably satisfactory to Caravelle and its counsel.


                                    ARTICLE 9
                                   TERMINATION

                 9.1 TERMINATION.

                           (a) This Agreement may be terminated at any time
prior to the Effective Time:

                                 (i) by the respective agreement of the Boards
of Directors of each of Avesta, Avesta Technologies Canada and Caravelle.

                                 (ii) by Avesta or Avesta Technologies Canada
(provided neither Avesta nor Avesta Technologies Canada is otherwise in breach), if (a) the conditions in Article 6 have not been met; or (b) there has been a breach by Caravelle or the Caravelle Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement which is material and which Caravelle or the Caravelle Shareholders fail to cure within ten (10) business days after notice thereof is given by Avesta or Avesta Technologies Canada (except that no cure period shall be provided for a breach by Caravelle or the Caravelle Shareholders which by its nature cannot be cured);

                                 (iii) by Caravelle (provided Caravelle is not
otherwise in breach), if (a) the conditions in Article 7 have not been met; or
(b) there has been a breach by Avesta or Avesta Technologies Canada of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Avesta or Avesta Technologies Canada which is material and which Avesta or Avesta Technologies Canada fail to cure within ten (10) business days after notice thereof is given by Caravelle (except that no cure period shall be provided for a breach by Avesta or Avesta Technologies Canada which by its nature cannot be cured);

                                 (iv) by Avesta, Avesta Technologies Canada or
Caravelle, if the Closing shall not have occurred before 5:00 p.m. (eastern standard time) on June 8, 1998;

                                 (v) by Avesta or Avesta Technologies Canada if
the Caravelle Shareholders (a) representing at least 95% of the issued and outstanding shares of Caravelle Stock fail to vote in favor of the Amalgamation within five business days after the meeting of the Caravelle Shareholders called to vote upon the Amalgamation; or (b) fail to place 138,249 shares of Avesta Series B Preferred Stock into escrow pursuant to Section 10 hereof;

                                 (vi) by Caravelle if there is any litigation
either pending or threatened (including injunctive relief) which attempts to prevent Avesta or Avesta Technologies Canada from entering into this Agreement or the transactions contemplated hereby from becoming effective; or

                                 (vii) by Avesta or Avesta Technologies Canada
if (a) there is any litigation pending or threatened (including injunctive relief) which attempts to prevent Caravelle from entering into this Agreement or the transactions contemplated hereby from becoming effective.

                           (b) Where action is taken to terminate this Agreement
pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

                           (c) In the event of termination of this Agreement as
provided in this Section, this Agreement shall forthwith become void; PROVIDED, HOWEVER, that the agreements contained or referred to in Section 9.2 hereof shall survive. Termination of this Agreement shall not limit the liability of any party hereto except as provided in this Agreement.

                  9.2 TERMINATION FEES. In the event this Agreement is terminated by:

                           (a)    AVESTA OR AVESTA TECHNOLOGIES CANADA:

                                 (i) pursuant to Section 9.1(a)(v)(a), Caravelle
shall reimburse Avesta and Avesta Technologies Canada for the aggregate of their expenses incurred in connection with this transaction from the period March 6, 1998 through the date of termination of this Agreement, including but not limited to legal, audit and travel expenses; and

                                 (ii) for convenience, Avesta shall reimburse
Caravelle for its operating expenses (as set forth on the Caravelle 1998 Operating Plan (attached hereto as EXHIBIT 9.2) from March 6, 1998 through the date of termination of this Agreement; or

                           (b) CARAVELLE for convenience, Caravelle shall
reimburse Avesta and

Avesta Technologies Canada for the aggregate of their expenses incurred in connection with this transaction from the period March 6, 1998 through the date of termination of this Agreement, including but not limited to legal, audit and travel expenses.


                                   ARTICLE 10
        INDEMNIFICATION, POST-CLOSING ESCROW AND POST-CLOSING ADJUSTMENT

                  10.1 ESCROW FUND. As soon as practicable after the Exchange, the Caravelle Shareholders shall place an aggregate of 138,249 shares of the Avesta Series B Preferred Stock to be issued to the Caravelle Shareholders, in accordance with each Caravelle Shareholder's PRO RATA share ownership (the "ESCROW SHARES"), shall be registered in the name of, and be deposited with First Union National Bank or other institution selected by Avesta with the reasonable consent of the Shareholders' Agent (as defined below), as escrow agent (the "ESCROW AGENT"), such deposit to constitute the escrow fund (the "ESCROW FUND") and to be governed by the terms set forth in the form of Escrow Agreement attached hereto as EXHIBIT 5.11 (the "ESCROW AGREEMENT"). The Escrow Fund shall be available to compensate Avesta for any Damages and Deviations (both as defined below).

                  A total of 92,166 shares of Avesta Series B Preferred Stock shall be allocated to reimbursing Avesta for Damages (the "DAMAGES SHARES"), and 46,083 shares of Avesta Series B Preferred Stock shall be allocated to reimbursing Avesta for Deviations (the "POST-CLOSING AUDIT SHARES"). In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Avesta shall be disregarded.

                  10.2 DAMAGES. The Caravelle Shareholders, severally, and not jointly, will indemnify and hold harmless Avesta, Amalco and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Avesta or Amalco within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, or causes of action (including, without limitation, reasonable costs of investigation, defense and prosecution of litigation and attorneys' fees and costs) that such Indemnified Person has incurred or reasonably anticipates incurring by reason of the breach by Caravelle or the Caravelle Shareholders of any representation, warranty, covenant or agreement of Caravelle or the Caravelle Shareholders contained herein (the "BREACH DAMAGES"). Avesta shall be entitled to receive out of the Escrow Fund shares of Avesta Series B Preferred
Stock:

                           (a) in an amount sufficient to reimburse Avesta for
any Breach Damages, and
                           (b) in an amount sufficient to reimburse Avesta for
any difference between (i) C $383,989; and (ii) the aggregate amount of Investment Tax Credits relating to current and capital scientific research and development expenditures ("ITCS") actually awarded by Revenue Canada for the years 1996 and 1997 (the "ITC DAMAGES"). For the purposes of this Agreement, Breach Damages and ITC Damages shall be collectively referred to as the "Damages".

                  10.3 ITCs. After the Effective Date, Avesta shall use commercially reasonable efforts to pursue with Revenue Canada the award of the ITCs.

                  10.4 POST-CLOSING ADJUSTMENTS.

                           (a) POST-CLOSING AUDIT. Within 60 days after the
Closing Date, Avesta
shall cause to be conducted an Audit of the Caravelle balance sheet as of the Closing Date (the "POST-CLOSING AUDIT"). In the event the Post-Closing Audit results in deviations (other than the Caravelle Rights Offering) from the Caravelle balance sheet as of January 31, 1998 which are not reflected in the Caravelle 1998 Operating Plan (each, a "DEVIATION"): (i) in the case the Post-Closing Audit results in a higher Accumulated Deficit, Avesta shall be entitled to receive out of the Escrow Fund shares in an amount equal to the dollar amount of the negative Deviation, all in accordance with this Section 10; or (ii) in the case the Post-Closing Audit results in Lower Accumulated Deficit, the Caravelle Shareholders shall be entitled to receive all of the Post-Closing Audit Shares plus a cash amount equal to the positive Deviation (the "DEVIATION BONUS"). In any case, Avesta will only consider invoiced receivables less than or equal to 90 days old for the purposes of credit during the Post-Closing Audit. Should any receivables older than 90 days as of the Closing Date be collected after the Closing Date, but prior to the Post-Closing Audit, such amounts will be considered valid receivables as of the Closing Date.

                           (b) ADJUSTMENT TO REFLECT ITC AWARD. In the event
Revenue Canada awards ITCs for the years 1996 and 1997 which, in the aggregate, are greater than C $383,989, then on or after the one year anniversary of the Effective Date, and after Revenue Canada's final ruling on the ITCs, the Caravelle Shareholders shall be entitled to receive (a) out of the Escrow Fund shares of Series B Preferred Stock in an amount equal to 50% of the difference between (i) the aggregate amount of ITCs actually awarded by Revenue Canada for the years 1996 and 1997; and (ii) C $383,989; (the "ITC BONUS") or (b) if there are insufficient Damages Shares in the Escrow Fund to cover the ITC Bonus, the remainder of Damages Shares in the Escrow Fund, plus a cash amount equal to the difference between the ITC Bonus and the value of the remaining Damages Shares. For the purposes of this Agreement, the Deviation Bonus and the ITC Bonus shall be referred to as the "Adjustment".

                  10.5 THRESHOLD. Notwithstanding the foregoing, Avesta may not receive any shares from the Escrow Fund unless and until an Officer's Certificate (as hereinafter defined) (i) identifying Damages, the aggregate amount of which exceeds $25,000, has been delivered to the Escrow Agent as provided in Section 10.7 below and such amount is determined pursuant to this
Article 10 to be payable, in which case Avesta shall receive an amount of shares of Avesta Series B Preferred Stock equal in value to the amount of Damages over and above the first $25,000 of Damages, provided, however, that in no event shall Avesta receive more than 92,166 shares of Avesta Series B Preferred Stock as reimbursement for such Damages; or (ii) identifying Deviations, the aggregate amount of which exceeds $15,000, has been delivered to the Escrow Agent as provided in Section 10.7, below, and such amount is determined pursuant to
Article 10 to be payable, in which case Avesta shall receive an amount of shares of Avesta Series B Preferred Stock equal in value to the amount of Deviations over and above the first $15,000 of Deviations, PROVIDED, HOWEVER, that in no event shall Avesta receive more than 46,083 shares of Avesta Series B Preferred Stock as reimbursement for such Deviations. Once the foregoing $25,000 Damage threshold and/or $15,000 Deviation threshold has been met, Avesta shall thereafter be entitled to receive shares of Avesta Series B Preferred Stock out of the Escrow Fund to cover any subsequent Damages or Deviations.

                  10.6 ESCROW PERIOD. The Escrow Period shall terminate (i) with respect to all the Post-Closing Audit Shares at the expiration of two months after the Effective Time, and (ii) subject to Section 11.2, with respect to the Damages Shares at the expiration of the later of (a) twelve (12) months after the Effective Time, or (b) Revenue Canada's final ruling on the ITCs for the years 1996 and 1997. Any shares of Avesta Series B Preferred Stock held in the Escrow Fund at such times shall be delivered to the Caravelle Shareholders in accordance with such Caravelle Shareholders' respective percentage of share ownership; PROVIDED, HOWEVER, that the portion of the Escrow Shares, which, in the reasonable judgment of Avesta, are or may be necessary to satisfy any unsatisfied claims for Damages or Deviations specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved in accordance with the provisions of this Section 10.

                  10.7 CLAIMS UPON ESCROW FUND.

                           (a) Upon receipt by the Escrow Agent on or before the
last day of the Escrow Period of a certificate signed by the Chief Financial Officer of Avesta or Amalco (an "OFFICER'S CERTIFICATE") stating that an Adjustment exists, or Damages exist in an aggregate amount greater than $25,000, or Deviations exist in an aggregate amount greater than $15,000; and specifying in reasonable detail the individual items of such Damages or Deviations included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article 10, deliver to Avesta out of the Escrow Fund, as promptly as practicable, shares of Avesta Series B Preferred Stock held in the Escrow Fund having a value equal to such amount of Adjustment, Damages or the Deviation.

                           (b) For the purpose of compensating Avesta for their
Damages and Deviations, or the Caravelle Shareholders for an Adjustment pursuant to this Agreement, the Avesta Series B Preferred Stock in the Escrow Fund shall be valued at U.S. $4.34 per share.

                  10.8 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (as defined below) and for a period of fifteen (15) days after such delivery, the Escrow Agent shall make no delivery of Avesta Series B Preferred Stock or other property pursuant to this Section 10.8 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such fifteen (15) day period, the Escrow Agent shall make delivery of the Avesta Series B Preferred Stock in accordance with this Section 10.8, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Avesta prior to the expiration of such fifteen (15) day period.

                  10.9 RESOLUTION OF CONFLICTS; ARBITRATION.

                           (a) In case the Shareholders' Agent shall so object
in writing to any claim or claims by Avesta made in any Officer's Certificate whether in respect of Damages or Deviations, Avesta shall have fifteen (15) days to respond in a written statement to the objection of the Shareholders' Agent. If after such fifteen (15) day period there remains a dispute as to any claims, the Shareholders' Agent and Avesta shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Avesta should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Avesta Series B Preferred Stock in accordance with the terms thereof.

                           (b) If no such agreement can be reached after good
faith negotiation, either Avesta or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Avesta and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 10.8, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                           (c) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York City, New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this
Section 10.8(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Avesta shall be deemed to be the Non-Prevailing Party unless the arbitrators award Avesta more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Caravelle Shareholders for whom shares of Caravelle Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The "NON-PREVAILING PARTY" to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                  10.10 SHAREHOLDERS' AGENT.

                           (a) Michael Potter shall be constituted and appointed
as agent (the "SHAREHOLDERS' AGENT") for and on behalf of the Caravelle Shareholders to give and receive notices and communications, to authorize delivery to Avesta of the Avesta Series B Preferred Stock in satisfaction of claims by Avesta, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims to assist Avesta in procuring, or to procure on behalf of Avesta, the ITCs, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than thirty (30) days' prior written notice to Avesta. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for its services, or expense reimbursement in connection with its expenses incurred. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Caravelle Shareholders. The Shareholders' Agent shall possess and be exclusively entitled in his sole discretion to exercise all shareholder rights of every kind and nature in connection with the Escrow Shares, including, without limiting the generality of the foregoing, the right to receive all notices of and to attend at all meetings of the shareholders of Amalco, to vote in person or in proxy thereat, to receive and review all documentation with respect to such meetings and to exercise all rights attaching to the shares of Amalco.

                           (b) The Shareholders' Agent shall not be liable for
any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Caravelle Shareholders shall, severally and not jointly, indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                           (c) The Shareholders' Agent shall have reasonable
access to information about Caravelle and the reasonable assistance of Amalco's officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Caravelle to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  10.11 ACTIONS OF THE SHAREHOLDERS' AGENT. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Caravelle Shareholders for whom shares of Avesta Series B Preferred Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Caravelle Shareholder, and the Escrow Agent and Avesta may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Caravelle Shareholder. The Escrow Agent and Avesta is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                  10.12 THIRD-PARTY CLAIMS. In the event Avesta becomes aware of a third-party claim which Avesta or Caravelle believe may result in a Demand against the Escrow Fund, Avesta shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Caravelle Shareholders for whom shares of Avesta Series B Preferred Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Avesta shall have the right in its sole discretion to settle any such claim. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under any provision of this Article 10 to the amount of any claim by Avesta against the Escrow Fund for indemnity with respect to such settlement.

                  10.13 LIMITATION OF LIABILITY OF CARAVELLE SHAREHOLDERS. Other than with respect to claims for causes of action based in fraud, willful misconduct, criminal acts, or suits brought by, and with respect to, the Caravelle Shareholders, the liability of the Caravelle Shareholders hereunder shall not exceed the sum of $1,200,000. Each Caravelle Shareholder's liability shall be in proportion with his, her or its pro-rata percentage of ownership of Caravelle Stock.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

                  11.1 CURRENCY; EXCHANGE RATE. All sums referenced herein shall be in U.S. Dollars. Any sum which is to be paid hereunder in Canadian Dollars shall be designated C $ and shall be calculated at the average of the exchange rates published by the Royal Bank of Canada for the month of April, 1998.

                  11.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Amalgamation, shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any party hereto, and shall (except to the extent that survival is necessary to effectuate the intent of the provisions hereof) terminate twelve (12) months after the Effective Date.

                  11.3 ACKNOWLEDGEMENT OF ENFORCEABILITY. Each of the parties hereto acknowledges that due to logistical and legal reasons, this Agreement may be executed by each of the parties hereto at different times. Each of the parties hereto agrees that each provision of this Agreement, including but not limited to the provisions of Article 9, shall be fully binding upon all of the parties hereto once it is signed by Avesta, Caravelle, and Potter Alexander and Associates, Inc.

                  11.4 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, each party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

                  11.5 BROKER OR FINDER. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any broker or finder's fee in connection with these transactions. Each of the parties hereto further agrees to indemnify and hold harmless any other against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable to any party.

                  11.6 EACH PARTY TO BEAR OWN COSTS. Other than with respect to the Termination Fees set forth in Section 9.2 and arbitration costs pursuant to 10.8(c), each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                  11.7 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  11.8 ENTIRE AGREEMENT; WAIVERS. This Agreement, the disclosure schedules, and the Exhibits and Schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter and supersede all prior assignments and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided herein. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  11.9 THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

                  11.10 PARTIES IN INTEREST. This Agreement and the rights and obligations set forth herein may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, without the consent of each party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                  11.11 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows (or at such other address for a party as shall be specified by like notice):

                  To Avesta or Avesta Technologies Canada at:
                                                         Avesta Technologies, Inc.
                                                         Two Rector Street
                                                         New York, New York 10006
                                                         Attention:  Kevin Boyle, Esq.
                                                         Telecopy No.:  (212) 209-1558

                  With a copy to:                        Brobeck, Phleger & Harrison LLP
                                                         1633 Broadway, 47th Floor
                                                         New York, New York 10019
                                                         Attention:  Alexander D. Lynch, Esq.
                                                         Telecopy No.:  (212) 586-7878

                  To Caravelle at:                       Caravelle Inc.
                                                         210 Colonnade Road, South
                                                         Suite 301
                                                         Ottawa, Ontario K2E-7L5
                                                         Canada
                                                         Attention: Lynda Partner, President and CEO
                                                         Telecopy No.:  (613) 225-4777

                  With a copy to:                        LaBarge Weinstein
                                                         Xerox Tower
                                                         333 Preston Street, 11th Floor
                                                         Ottawa, K1S 5N4
                                                         Canada
                                                         Attention:  Debbie Weinstein, Esq.
                                                         Telecopy No.:  (613) 231-3900

                  To the Shareholders'
                    Agent:                               Sussex Capital
                                                         62 John Street
                                                         Ottawa, ON K1M 1M3
                                                         Canada
                                                         Attention: Michael Potter
                                                         Telecopy No.:  (613) 741-6511

                  With a Copy to:                        LaBarge Weinstein
                                                         Xerox Tower
                                                         333 Preston Street, 11th Floor
                                                         Ottawa, K1S 5N4
                                                         Canada
                                                         Attention:  Debbie Weinstein, Esq.
                                                         Telecopy No.:  (613) 231-3900

Any party may change its address for purposes of this Section by giving notice of the new address to each of the other parties in the manner set forth above.

                  11.12 GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the State of New York, without regard to principles of choice or conflicts of laws.

                  11.13 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and Federal courts located in the State of New York. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section
11.13. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and Federal courts located in the State of New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section
11.13 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                  11.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  11.15 SEVERABILITY. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

                  11.16 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

                  11.17 PUBLICITY. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable law.

                  11.18 MUTUAL DRAFTING. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

                  11.19 SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

                  11.20 CONFLICT. In the event of a conflict or inconsistency between the terms of this Agreement and the terms of any other agreement, including the Escrow Agreement, the terms of this Agreement shall govern.

            [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date set forth below his, her or its signature, to be effective on the date first set forth above.


                                       AVESTA TECHNOLOGIES, INC.


                                       BY:    /S/ KAM SAIFI
                                              ---------------------------------

                                       ITS:
                                              ---------------------------------



                                       AVESTA TECHNOLOGIES CANADA, INC.


                                       BY:    /S/ KAM SAIFI
                                              ---------------------------------

                                       ITS:
                                              ---------------------------------



                                       CARAVELLE, INC.


                                       BY:    /S/ LYNDA PARTNER
                                              ---------------------------------

                                       ITS:   PRESIDENT & CEO
                                              ---------------------------------



                                       CARAVELLE SHAREHOLDERS


                                       BY:    /S/ CARAVELLE SHAREHOLDERS
                                              ---------------------------------

                                       ITS:
                                              ---------------------------------

                              SCHEDULE OF EXHIBITS

Exhibit 1.2                Articles of Incorporation and Bylaws of Amalco
Exhibit 1.4                Amalco Exchangeable Share Conditions
Exhibit 1.6(a)             Avesta Option Plan
Exhibit 1.6(b)             Caravelle Option Holders' Waiver Letter
Exhibit 2.29               Avesta's Standard Noncompetition and Nonsolicitation Agreement
                           Avesta's Standard Employee Nondisclosure and Developments Agreement
Exhibit 5.11               Escrow Agreement
Exhibit 6.16               Release and Indemnification Agreement
Exhibit 6.19               The Boreham Agreement
Exhibit 7.11               Amended and Restated Investor Rights Agreement
Exhibit 9.2                Caravelle 1998 Operating Plan

                              SCHEDULE OF SCHEDULES

Schedule 1                 Caravelle Shareholders
Schedule 1.3               Directors and Officers of Amalco
Schedule 1.6               Caravelle Options
Schedule 2                 Caravelle Disclosure Schedule
Schedule 2.29              List of Caravelle Employees